UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3284 N 29th Court

Hollywood, Florida 33020-1320

(Address of principal executive offices)

(305) 521-0200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2018, Blink Charging Co., a Nevada corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Joseph Gunnar & Co., LLC, as representative of the several underwriters listed therein (the “Underwriters”), with respect to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of an aggregate 4,353,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”) and warrants to purchase up to an aggregate of 8,706,000 shares of common stock (the “Warrants”), at a combined public offering price of $4.25 per unit comprised of one Share and two Warrants. Each Warrant is exercisable for five years from issuance and has an exercise price equal to $4.25. The common stock and the Warrants have been approved to list on the Nasdaq Capital Market under the symbols BLNK and BLNKW, respectively, and are expected to begin trading on February 14, 2018.

Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 652,950 Shares and/or 1,305,900 Warrants. Joseph Gunnar & Co., LLC is acting as sole book-running manager for the offering and The Benchmark Company, LLC is acting as co-manager for the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company, each director and executive officer of the Company, and certain stockholders have agreed, subject to customary exceptions, not to sell, transfer or otherwise dispose of securities of the Company, without the prior written consent of Joseph Gunnar & Co., LLC, during the period ending 180 days after the date of the Underwriting Agreement for our directors and officers and 90 days or 270 days after the date of the Underwriting Agreement for certain stockholders, subject to extensions in certain circumstances.

The Offering is expected to close on February 16, 2018, subject to the satisfaction of customary closing conditions.

The Company expects to receive approximately $15.6 million in net proceeds from the Offering after deducting the underwriting discount and other estimated offering expenses payable by the Company (or, if the over-allotment option is exercised in full, approximately $18.1 million). The Company expects to use the net proceeds of the Offering to repay certain of its outstanding debt, for deployment of charging stations, and for working capital and general corporate purposes.

The Warrants will be issued pursuant to a warrant agency agreement to be entered into by and between the Company and Worldwide Stock Transfer, LLC, as warrant agent.

The Securities and Exchange Commission declared effective a registration statement on Form S-1 (File No. 333-214461) relating to the Shares and Warrants on February 13, 2018.

The Underwriting Agreement is included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and form of Warrant Agency Agreement, which are filed as Exhibit 1.1 and 4.1 hereto, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On February13, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Exhibits

(d) Exhibits

Exhibit No.	Exhibit

1.1	Underwriting Agreement dated February 13, 2018 by and among Blink Charging Co. and Joseph Gunnar & Co., LLC as representative of the several underwriters named therein.
4.1	Form of Warrant Agency Agreement by and between Blink Charging Co. and Worldwide Stock Transfer, LLC and Form of Warrant Certificate for Registered Offering.
99.1	Press Release dated February 13, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Date: February 14, 2018	By:	/s/ Michael J. Calise
	Name:	Michael J. Calise
	Title:	Chief Executive Officer